T-3 Energy Services, Inc. First Quarter 2008 Results Provided For
Several Financial Records
HOUSTON, TEXAS, (PRIMEZONE WIRE) — May 7, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) first quarter 2008 results provided for several financial records, including total earnings, gross profit margin, outstanding quotes, percentage of products booked as international orders and percentage of revenues generated from original equipment products. T-3 Energy reported first quarter 2008 net income of $9.5 million, or $0.75 per diluted share, up 73% and 47%, respectively, from $5.5 million or $0.51 per diluted share for the first quarter of 2007. Total revenues increased approximately 44% to $69.2 million for the quarter ended March 31, 2008 from $47.9 million for the same period in 2007.
For the first quarter of 2008, the Company reported EBITDA (defined as income from continuing operations, plus interest expense, net of interest income, provision for income taxes and depreciation and amortization), of $16.7 million, a 69% increase over the same period for 2007.
The Company’s revenues continue to improve due to the continued demand for its original equipment products and services, geographic expansion, and the acquisitions of Energy Equipment Corporation (“EEC”) and Pinnacle Wellhead, Inc. (“Pinnacle”). The Company’s original equipment product revenues accounted for approximately 82% of total revenues for the quarter ended March 31, 2008, a record high for the Company, as compared to 75% of total revenues for the same period in 2007.
The Company’s gross margin was 39.3% for the quarter ended March 31, 2008, up from 36.2% for the same period in 2007. This gross margin represents the highest percentage the Company has ever achieved, and resulted from increased sales, higher margins and operational efficiencies. During the first quarter of 2008, we began to experience the financial synergies impact of our fourth quarter acquisitions of EEC and HP&T Products, Inc. EEC’s gross margin percentage was comparable to all of the other T-3 product lines and services in the first quarter of 2008.
The Company’s effective tax rate was 30.6% for the three months ended March 31, 2008. The lower effective tax rate is primarily attributable to the Company’s utilization of extraterritorial income exclusion tax deductions available for years prior to December 31, 2007.
At March 31, 2008, backlog was $59.4 million. However, backlog as of May 2, 2008 has increased to $74.3 million, an all-time high for the Company. While backlog is an important metric, T-3 Energy believes that backlog, along with quote activity and quarterly shipments, are better indicators when predicting the long-term success of the Company. The reason for looking at this combination of metrics is because wellhead orders are usually booked and shipped in the same month and T-3 Energy has made commitments to meet the customers’ requested shorter delivery times.
Total outstanding quotes for the Company were $246.3 million as of March 31, 2008. Similar to the Company’s backlog, our outstanding quotes have reached their highest levels ever and are at $319.1 million as of May 2, 2008. This increase is predominantly due to an increase in the quoting activity of international multi-rig packages. A majority of the Company’s international quotes are for drilling activities based in the Middle East, Asia, Europe and the former Soviet Union.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “The demand for our products and services remained strong during the first quarter of 2008. Our backlog and outstanding quotes continue to grow from previous periods and are currently at record highs, reinforcing our belief that the outlook for the remainder of 2008 remains positive. During 2008, we continue to focus on expanding our surface and subsea product mix, improving our geographic presence through acquisitions or joint venture agreements, and supporting a product development pipeline of new innovations. During the coming months, we intend to exercise the option to purchase the India manufacturing operations of HP&T Products, Inc., whom we purchased in October 2007, to help provide us with another means of low cost country sourcing. We also intend to enter into a joint venture agreement with Aswan International Engineering Company, LLC, a Dubai-based company with whom we already have a Know-How License and Technical Services Agreement. Our relationship with Aswan is already showing results, as we have received numerous service orders for the repair of blow out preventers from several of our existing, as well as new customers, operating in the Middle East. We believe our relationship with Aswan will give our T-3 original equipment products and aftermarket repair services a strong presence in the Middle East, a market critical for our international expansion strategy of becoming a worldwide name brand original equipment manufacturer and service provider.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results and future business opportunities of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected”, “intend” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Quarterly Report on Form 10-Q for the period ending March 31, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the quarters ended March 31, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	Michael T. Mino
Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Products	$58,027	$37,839
Services	11,143	10,061

	69,170	47,900

Cost of revenues:
Products	35,104	24,313
Services	6,895	6,236

	41,999	30,549

Gross profit	27,171	17,351

Operating expenses	12,749	8,488

Income from operations	14,422	8,863

Interest expense	(892)	(153)

Interest income	39	22

Other income, net	140	1

Income from continuing operations before provision for income taxes	13,709	8,733

Provision for income taxes	4,196	3,234

Income from continuing operations	9,513	5,499

Loss from discontinued operations, net of tax	(2)	—

Net income	$9,511	$5,499

Basic earnings per common share:
Continuing operations	$.77	$.51
Discontinued operations	—	—

Net income per common share	$.77	$.51

Diluted earnings per common share:
Continuing operations	$.75	$.51
Discontinued operations	—	—

Net income per common share	$.75	$.51

Weighted average common shares outstanding:
Basic	12,330	10,684

Diluted	12,763	10,888

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except for share amounts)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,436	$9,522
Accounts receivable — trade, net	46,033	44,180
Inventories	47,891	47,457
Deferred income taxes	3,686	3,354
Prepaids and other current assets	4,059	5,824

Total current assets	110,105	110,337

Property and equipment, net	42,250	40,073
Goodwill, net	113,631	112,249
Other intangible assets, net	34,137	35,065
Other assets	2,889	2,838

Total assets	$303,012	$300,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$20,345	$20,974
Accrued expenses and other	15,915	15,156
Current maturities of long-term debt	74	74

Total current liabilities	36,334	36,204

Long-term debt, less current maturities	50,207	61,423
Other long-term liabilities	1,190	1,101
Deferred income taxes	11,564	11,186

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 12,467,023 and 12,320,341 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	12	12
Warrants, 10,157 and 13,138 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	20	26
Additional paid-in capital	164,614	160,446
Retained earnings	36,550	27,039
Accumulated other comprehensive income	2,521	3,125

Total stockholders’ equity	203,717	190,648

Total liabilities and stockholders’ equity	$303,012	$300,562

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands)

	Three Months Ended
	March 31,
	2008	2007
EBITDA:
Income from continuing operations	$9,513	$5,499
Provision for income taxes	4,196	3,234
Depreciation and amortization	2,185	1,021
Interest Expense	892	153
Interest Income	(39)	(22)

EBITDA (A)	$16,747	$9,885

(A) EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented EBITDA because we use EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider EBITDA to be an important indicator of the operational strength of our business. Management uses EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.
EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.